Exhibit 99.1
Hillenbrand Reports Increased EPS for
Second Quarter 2010, Raises Annual Guidance
•	Second-quarter earnings per share and net income increased 4.4% and 5.8%, respectively, during the same period.

•	Guidance revised upward based on the anticipated effects of the K-Tron acquisition completed April 1.
BATESVILLE, Indiana, May 6, 2010, Hillenbrand, Inc. (NYSE: HI) — /PR Newswire-First Call/ — Hillenbrand reported second quarter 2010 net income of $29.4 million, a $1.6 million (5.8 percent) increase over the prior year, on stable net revenue of $169.9 million. Earnings per diluted share increased by $0.02 (4.4 percent) per share from $0.45 to $0.47. After adjusting for business acquisition costs ($1 million) and extraordinary legal costs ($0.3 million) adjusted earnings per share of $0.49 represents an increase of 6.5 percent.
The company’s gross profit margin for the quarter increased from 43.5 percent to 45.3 percent (180 basis points) as a result of favorable steel prices and operating efficiencies in several areas of the company.
Investment income increased to $4.4 million, compared with the $1.3 million loss posted in the second quarter of 2009. This is primarily the result of improved performance from the limited partnership investments that had been negatively impacted by the economy in 2009.
Cash flow from operations was $52.6 million in the second quarter, an increase of $24.3 million (85.9 percent). This increase is due primarily to the timing of income tax and other payments.
“Our casket business continues to post solid returns in line with our expectations, with strong margins and robust cash flow,” said Kenneth A. Camp, Hillenbrand’s president and chief executive officer. “Despite the second year of declining deaths and burial volumes in North America, we continue to invest in new product development and to realize gains from the company-wide application of lean business practices.”

Hillenbrand, Inc. (Unaudited)
Reconciliation of Non-GAAP Measures*
(amounts in millions, except per share data)

	Three Months Ended			Three Months Ended
	March 31, 2009			March 31, 2010
	Pre-	Income	Post-	Pre-	Income	Post-
	Tax	Taxes	Tax	Tax	Taxes	Tax
GAAP income	$43.0	$15.2	$27.8	$46.3	$16.9	$29.4

Certain non-operating costs:
Antitrust litigation	1.2	0.4	0.8	0.3	0.1	0.2
Business acquisition costs	—	—	—	1.0	0.4	0.6

Adjusted income	$44.2	$15.6	$28.6	$47.6	$17.4	$30.2
Adjusted diluted net income per share			$0.46			$0.49
Outlook for Remainder of Fiscal Year 2010
“The addition of the K-Tron businesses on April 1 will provide our company with important new opportunities for growth in revenue, earnings and cash flow,” Camp said. “This acquisition will be immediately accretive after the exclusion of acquisition costs and adjustments.”
With half the year complete, the company is narrowing its guidance range for Batesville Casket revenue and adding the expected results from K-Tron. Guidance for the combined businesses is as follows:
•	Revenue range: $740 million to $770 million, up from $630 million to $670 million, an increase of 15 to 17 percent

•	Adjusted net income range: $102 million to $113 million, up from $89 million to $105 million, an increase of 8 to 15 percent. This reflects the elimination of antitrust litigation, acquisition costs, non-recurring acquisition accounting effects and our previously disclosed sales tax adjustment.
“Except for recent quarters, which have been significantly impacted by the global economic downturn, K-Tron has a record of strong revenue and earnings growth,” Camp said. “We expect the bulk solids material handling markets to show some improvement in our remaining fiscal 2010 and even stronger results in subsequent periods as the world economy improves.”
Hillenbrand management will discuss guidance in more detail during its conference call with investors and financial analysts 8 a.m. ET Thursday, May 6, 2010. (See details below.)

Hillenbrand, Inc. (Unaudited)
(amounts in millions, except per share data)

	Fiscal year ending September 30
	FY10 Range
	Low	High
Net revenue	$740	$770
Income before taxes	$131	$150
Tax rate	37.5%	36.0%
Net income	$82	$96
Average diluted shares outstanding	62	62
Diluted net income per share	$1.32	$1.55

Excluding certain non-operating costs (antitrust litigation, acquisition and non-recurring acquisition accounting effects*)
Net income	$102	$113
Diluted net income per share	$1.65	$1.82
Hillenbrand, Inc. (Unaudited)
Reconciliation of Non-GAAP Measures*
(amounts in millions, except per share data)

	Fiscal Year 2010
	Guidance Midpoint
	Pre-	Income	Post-
	Tax	Taxes	Tax
GAAP income	$140.7	$51.7	$89.0

Certain non-operating costs:
Antitrust litigation	5.0	1.8	3.2
Non-recurring acquisition accounting effects	12.5	4.5	8.0
Business acquisition costs	11.6	2.0	9.6
Sales tax adjustment	(4.1)	(1.5)	(2.6)

Adjusted income	$165.7	$58.5	$107.2
Adjusted diluted net income per share			$1.73
In preparing our guidance, we have used preliminary studies to estimate the effects of the acquisition accounting. The final studies and valuations could differ significantly from these initial estimates.
Additional assumptions and discussion will be provided during the company’s conference call later today.
*Non-GAAP Financial Disclosures and Reconciliations for Second Quarter 2010
While Hillenbrand, Inc. reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to investors so they can see the results “through the eyes” of management. Hillenbrand further believes that providing this information better enables investors to understand the ongoing operating performance of the company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Conference Call and Webcast
The company will hold a conference call and simultaneous webcast with investors and financial analysts 8 a.m. ET Thursday, May 6, 2010. During the event, management will discuss the results for the second quarter of 2010, which ended March 31, 2010. The webcast will be available at http://ir.hillenbrandinc.com and will be archived on the company’s website through May 6, 2011, for those unable to listen to the live webcast.
To access the conference call, listeners in the United States may dial 1-877-397-0298, and international callers may dial 1-719-325-4861. A replay of the call will be available until midnight ET, Thursday, May 20, 2010, by dialing 1-888-203-1112 in the United States or 1-719-457-0820 internationally, and using the confirmation code 4815830.
Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(amounts in millions, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Net revenue	$169.9	$170.8
Cost of goods sold	92.9	96.5

Gross profit	77.0	74.3
Operating expenses (including business acquisition costs)	34.8	29.6

Operating profit	42.2	44.7
Interest expense	(0.3)	(0.4)
Investment income (loss) and other	4.4	(1.3)

Income before income taxes	46.3	43.0
Income tax expense	16.9	15.2

Net income	$29.4	$27.8

Income per common share-basic and diluted	$0.47	$0.45
Dividends per common share	$0.1875	$0.185

Average common shares outstanding — basic and diluted	61.9	61.7

Hillenbrand, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(amounts in millions)

	March 31,	September 30,
	2010	2009

ASSETS
Current Assets
Cash and cash equivalents	$72.9	$35.2
Trade receivables, net	88.0	85.2
Inventories	42.9	42.5
Auction rate securities and related Put right	29.7	30.1
Interest receivable from Forethought Financial Group, Inc.	10.0	10.0
Other current assets	39.0	29.9

Total current assets	282.5	232.9
Property and intangibles, net	99.8	101.6
Auction rate securities and investments	31.8	37.6
Note and interest receivable from Forethought Financial Group, Inc., long-term portion	139.0	132.8
Other assets	57.0	56.2

Total Assets	$610.1	$561.1

LIABILITIES
Current Liabilities
Revolving credit facilities	$29.7	$60.0
Other current liabilities	110.2	74.9

Total current liabilities	139.9	134.9
Long-term liabilities	122.0	122.2

Total Liabilities	261.9	257.1

Total Shareholders’ Equity	348.2	304.0

Total Liabilities and Shareholders’ Equity	$610.1	$561.1

Hillenbrand, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(amounts in millions)

	Six Months Ended
	March 31,
	2010	2009
Net cash provided by operating activities	$89.0	$51.6
Net cash provided by investing activities	0.5	(1.7)
Net cash used in financing activities	(52.1)	(20.5)
Effect of exchange rate changes on cash and cash equivalents	0.3	(0.9)

Net cash flows	37.7	28.5

Cash and cash equivalents:
At beginning of period	35.2	14.7

At end of period	$72.9	$43.2

Disclosure Regarding Forward-Looking Statements
Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the anticipated effect of the acquisition on Hillenbrand’s future results. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.
Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal
become	pursue	estimate	will	forecast	continue
targeted	encourage	promise	improve	progress	potential
This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.
Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: recent global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; our ability to execute a successful integration of K-Tron International; the operating businesses’ dependence on relationships with several large national providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; ongoing antitrust litigation; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Hillenbrand’s Annual Report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission (SEC) November 24, 2009, and K-Tron’s Annual Report on Form 10-K for the year ended January 2, 2010, filed with the SEC March 15, 2010. The company assumes no obligation to update or revise any forward-looking information.
About Hillenbrand, Inc.
Hillenbrand, Inc. (www.HillenbrandInc.com) is a diversified enterprise with multiple subsidiaries focused around two separate operating businesses. Batesville Casket (www.batesville.com) is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products. K-Tron International (www.ktroninternational.com) is a recognized leader in the design, production, marketing and servicing of material handling equipment and systems. The company serves many different industrial markets through two product lines. The Process Group focuses primarily on feeding and pneumatic conveying equipment, doing business under two main brands: K-Tron Feeders and K-Tron Premier. The Size Reduction Group concentrates on size reduction equipment, conveying systems and screening equipment, operating under three brands: Pennsylvania Crusher, Gundlach and Jeffrey Rader. HI-INC-F
CONTACT
Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mr.lanning@hillenbrand.com
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